SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)     June 3, 2003
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                         MIRANT AMERICAS GENERATION, LLC
             (Exact name of registrant as specified in its charter)

                      Delaware                  51-0390520
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            (State or other jurisdiction (IRS Employer Identification
                of incorporation)                  No.)


    1155 Perimeter Center West Suite 100, Atlanta, Georgia     30338
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           (Address of principal executive offices)        (Zip Code)



Registrant's telephone number, including area code  (678) 579-5000
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                                       N/A
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         (Former name or former address, if changed since last report.)

Item 5.         Other

Recent Developments

Credit Rating Downgrades

On June 3, 2003, Standard & Poor's Ratings Services ("S&P") lowered its rating on our senior unsecured debt from B to CCC. S&P ratings of Mirant remain on CreditWatch, but the implications were revised to developing from negative. S&P also lowered its rating on Mirant Corporation's senior unsecured debt and the following of Mirant Corporation's subsidiary and subsidiary issues: Mirant Americas Energy Marketing, L.P., Mirant Mid-Atlantic, LLC and Mirant Trust I.

     On June 4, 2003, Fitch Ratings ("Fitch") lowered its rating on our senior unsecured debt from B+ to B-. Fitch ratings of Mirant remain at Rating Watch Negative. Fitch also lowered its rating on Mirant Corporation's senior unsecured debt and the following of Mirant Corporation's subsidiary and subsidiary issues:
Mirant Mid-Atlantic, LLC and Mirant Trust I.

     On June 5, 2003, Moody's Investor Service ("Moody's") lowered its rating on our senior unsecured debt from B3 to Caa3. Moody's ratings of Mirant continue to have a negative outlook. Moody's also lowered its rating on Mirant Corporation's senior unsecured debt and the following of Mirant Corporation's subsidiary and subsidiary issues: Mirant Americas Energy Marketing, L.P., Mirant Mid-Atlantic, LLC and Mirant Trust I.

Environmental Information Requests

      Along with several other electric generators which own facilities in New York, in October 1999, Mirant New York received an information request from the State of New York concerning the air permitting and air emission control implications under the EPA's new source review regulations promulgated under the Clean Air Act ("NSR") of various repairs and maintenance activities at its Lovett facility. Mirant New York responded fully to this request and provided all of the information requested by the State. The State of New York issued notices of violation to some of the utilities being investigated. The State issued a notice of violation to the previous owner of the Lovett facility, Orange and Rockland Utilities, alleging violations associated with the operation of the Lovett facility prior to the acquisition of the plant by Mirant New York.

    On June 11, 2003, Mirant New York and the State of New York entered into, and filed for approval with the United States District Court for the Southern District of New York, a consent decree that releases Mirant New York from all potential liability for matters addressed in the notice of violation previously issued by the state to Orange and Rockland Utilities and for any other potential violation of NSR or related New York air laws prior to and through the date of entry of the consent decree by the court. The consent decree is subject to review and final approval by the court. Under the decree, Mirant New York commits to install on Lovett's two coal-fired units by 2007 to 2008 emission control technology consisting of selective catalytic reduction technology to reduce NOx emissions, alkaline in-duct injection technology to reduce SO2 emissions, and a baghouse. The cost of the emission controls prescribed by the consent decree could approach $100 million over the approximately five year period covered by the consent decree. Such costs would generally be capitalized and depreciated as a component of property, plant and equipment. The consent decree allows Mirant New York to shut down a unit rather than install the prescribed emission controls on the unit. For one of the units, Mirant New York also has the option to convert the unit to operate exclusively as a gas-fired boiler and limit the hours of operation rather than install the prescribed emission controls. Mirant New York also agreed, beginning 2009, to retire annually 1,954 tons of SO2 emission allowances allocated to the Lovett facility under the Clean Air Act Acid Rain Program, which allowances will no longer be needed by Mirant New York for compliance as a result of the SO2 emission reductions caused by the other actions required by the consent decree. Mirant New York did not admit to any liability, and the consent decree does not impose any penalty on Mirant New York for alleged past violations. Under the sales agreement with Orange and Rockland Utilities for the Lovett facility, Orange and Rockland Utilities is responsible for fines and penalties arising from any violation associated with historical operations prior to the sale of the Lovett facility to Mirant New York.

Mirant Americas Generation Credit Facilities Notice of Defaultt

     On June 6, 2003, Mirant Americas Generation, LLC ("MAG") received notice (the "Notice") from Lehman Brothers Commercial Paper, Inc. as Agent under its Facility B Credit Agreement (the "Facility B Credit Agreement") and its Facility C Credit Agreement (the "Facility C Credit Agreement" and together with the Facility B Credit Agreement, the "MAG Credit Facilites"), each dated as of August 31, 1999, that it believes that MAG is in default under the MAG Credit Facilities. The Notice states that the default occurred as a result of MAG's failure to deliver its financial statements for the quarter ended March 31, 2003, and related officer certificates, within the time specified in each of the MAG Credit Facilities. Under each of the MAG Credit Facilities, MAG has 30 days to remedy any default arising from non-delivery of its financial statements and related officer certificates, after which time the Agent may seek to (i) terminate the obligation of each lender to make further advances thereunder and/or (ii) accelerate MAG's repayment obligations under the MAG Credit Facilities. MAG anticipates that it will be able to provide the required financial statements and officer certificates prior to the expiration of the 30-day cure period. In the event, however, that MAG is unable to provide such financial statement and the related officer certificates within the 30-day cure period and the lenders under the MAG Credit Facilities accelerate the amounts thereunder, we do not anticipate that MAG would be able to make such repayments and MAG would need to seek bankruptcy protection.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  June 20, 2003                        MIRANT AMERICAS GENERATION, LLC




                                    By:      /s/ Dan Streek
                                            ---------------------------------
                                            Dan Streek
                                            Vice President and Controller
                                            (Principal Accounting Officer)